GBH CPAs, PC 6002 Rogerdale Road, Suite 500 Houston, Texas 77072
Tel: 713-482-0000
Fax: 713-482-0099

Exhibit 16.1

September 20, 2010

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Dear Sir or Madam:

We have read Item 4.01 of Empire Energy Corporation International’s Form 8-K to be filed with the Commission on or about September 20, 2010, and we agree with the statements concerning our firm contained therein.

We have no basis to agree or disagree with any other matters reported therein.

Sincerely,

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas